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                                                                   Exhibit 21.01

                      ONESOURCE INFORMATION SERVICES, INC.

                         Subsidiaries of the Registrant



Corporate Technology Information Services, Inc.
300 Baker Avenue
Concord, MA 01742


     Corporate Technology Information Services, Inc., incorporated under the laws of the state of Delaware, is a wholly-owned subsidiary of OneSource Information Services, Inc.

OneSource Information Services Limited
7th Floor, Block E, Dukes Court
Duke Street
Woking, United Kingdom GU21 5BH

     OneSource Information Services Limited, incorporated under the laws of the United Kingdom, is a wholly-owned subsidiary of OneSource Information Services, Inc.